Exhibit 99.1

[Logo]

                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com
                                                                    NEWS RELEASE



Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Chris Hardman                                  Valerie Finberg
                  720-888-2292                                      720-888-2501



               Level 3 Signs Agreement to Exchange Debt for Equity


BROOMFIELD, Colo., January 11, 2007 -- Level 3 Communications, Inc. (Nasdaq:
LVLT) today announced that pursuant to an exchange agreement, Southeastern Asset Management, on behalf of certain investment accounts, and Legg Mason Opportunity Trust have agreed to exchange $490 million aggregate principal amount of Level 3's 10% Convertible Senior Notes due 2011 for a total of approximately 160.1 million shares of Level 3's common stock, equivalent to approximately 326.78 shares per $1,000 note, and the payment of accrued and unpaid interest on the notes to the closing date. The shares of common stock to be issued under this agreement are exempt from registration pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended. The notes are currently convertible into shares of Level 3's common stock at a rate of 277.77 shares per $1,000 note.

As a result of the exchange, the company expects to reduce its 2007 cash interest expense by approximately $47 million. The notes are callable by the company on May 1, 2009.

"This transaction is positive for our company as it helps us delever and reduce interest expense," said Sunit S. Patel, CFO of Level 3. "Throughout 2007, we expect to continue taking steps operationally and financially to improve our financial position."

About Level 3 Communications
Level 3 Communications, Inc (Nasdaq: LVLT), an international communications company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband
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subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

"Level 3 Communications," "Level 3" and the Level 3 Communications logo are registered service marks of Level 3 Communications, Inc. in the United States and/or other countries. Any other product and company names herein may be trademarks of their respective owners. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; and the ability to meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

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